REF. No. 142.185

FORMATION OF LIMITED LIABILITY COMPANY (SOCIETÀ A

RESPONSABILITÀ LIMITATA)

Republic of Italy

In the year two thousand and nine, today, the 16 (sixteenth) day of the month of November.

In Milan, in my office at via Borgogna No. 5.

Before me, Mr. COLOMBO ALFONSO, Notary in Milan, registered with the Milan Board of Notaries, is:

attorney MUSICCO PAOLO RAFFAELE MARIA, born in Milan on February 6, 1954, domiciled for his office in Milan, via Patroclo No. 21/A, herein acting in his capacity as director of the company “DOW ITALIA S.R.L.” headquartered in Milan, Via Patroclo No. 21A, with capital stock of €31,356,000.00, tax code and Milan Business Register registration number 00856820154, established in Italy, vested with the required powers on the basis of board of directors resolution dated November 2, 2009.

Said appearing party, of whose personal identity I, the notary, and certain, asks me to record the following by this public deed.

1) A limited liability company (società a responsabilità limitata) is established with the name:

“STYRON ITALIA S.R.L.”

with a single shareholder, the Italian company “DOW ITALIA S.R.L..”

The company is headquartered in Milan, at via Patroclo No. 21A.

The company’s duration is set until December 31, 2050. The company’s purpose consists of the following activities: “the production, distribution and sale of industrial chemicals in Italy and abroad.

The company may perform the individual commercial, industrial, securities, real estate and financial transactions needed or useful for achieving the corporate purpose; it may provide collateral and personal guarantees, also in the interest of third parties; it may, though not as its principal activity, acquire interests and long-term equity investments in other companies or enterprises with purposes identical, similar or connected to its own; all within legal limits, with the exclusion of carrying out financial activities with the general public.”

The rules regarding the operations of the company are set forth in the by-laws, which I read aloud to the appearing party and which he approved and signed, annexed here under letter “A.”

2) The capital stock is €10,000.00 (ten thousand point zero zero) and has been fully paid in by the single shareholder “DOW ITALIA S.R.L..”

Pursuant to art. 2464, paragraph 4 of the Civil Code, it is hereby acknowledged that in full discharge of the entire amount of the cash contribution subscribed, the single shareholder

Exhibit 3.16

REG. No. 22.339

[emblem]

Mr. ALFONSO COLOMBO,

NOTARY

Italian Revenue Agency

Milan 3 Office

REGISTERED

on [hw:] 11/19/2009

at No. [hw:] 25088 Series [hw:]

IT

Reg. Tax €

Stamp Duty €

SERVICES AREA HEAD

[stamp]

[initialed]

has deposited the total sum of €10,000.00 (ten thousand point zero zero) at the Milan 1 branch of Deutsche Bank S.p.A., as set forth in the receipt from that bank dated November 12, 2009, the original copy of which is annexed under letter “B.”

3) The first financial year shall close on December 31, 2010.

4) After determining that the board of directors would include three members, the following board members were appointed for one financial year and therefore until the shareholders’ meeting that will be called to approve the financial statements at December 31, 2010:

•	LEVI MARCO, born in Milan on July 27, 1959 (tax code LVE MRC 59L27 F205U);

•	BIGGI GINO, born in Carrara on April 30, 1946 (tax code BGG GNI 46D30 B832F);

•	MUSICCO PAOLO RAFFAELE MARIA, born in Milan on February 6, 1954 (tax code MSC PRF 54B06 F205U);

all Italian citizens and domiciled for the office at the headquarters, with Mr. LEVI MARCO designated as chairman of the board.

5) Mr. LEVI MARCO is authorized to accept and introduce into this deed and the annexed by-laws all amendments, deletions and additions that may be required upon registration of this deed with the Business Register.

6) The expenses and taxes of this deed and its annexes and resulting deeds, estimated to be approximately €2,500.00 (two thousand and five hundred point zero zero), shall be borne by the company hereby established.

In my capacity as Notary, I received this deed which, along with annex “A,” I read aloud to the appearing party who approved it and signed it with me as a sign of confirmation, without having read aloud the other annex at the request of the appearing party, at 11:30 (eleven thirty) a.m. Typed by a trusted individual and completed by hand by me on one folio consisting of three entire pages and part of the fourth until this point.

Signed Paolo Raffaele Maria Musicco

Signed ALFONSO COLOMBO, Notary

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